Exhibit 23.4

FELDMAN FINANCIAL ADVISORS, INC.

1725 K STREET, NW • SUITE 205

WASHINGTON, DC 20006

202-467-6862

(FAX) 202-467-6963

May 11, 2007

Board of Directors

BCSB Bancorp, Inc.

4111 East Joppa Road

Baltimore, Maryland 21236

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Conversion on Form AC, and amendments thereto, filed by Baltimore County Savings Bank, M.H.C. with the Office of Thrift Supervision. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by BCSB Bancorp, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of BCSB Bancorp, Inc.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.